SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2010

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

On November 22, 2010, Jeffery H. Boyd, President and Chief Executive Officer of priceline.com Incorporated (“priceline.com”), entered into a stock trading plan implemented pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (the “Boyd November 2010 Plan”).

The November 2010 Plan provides for the sale of 2,000 shares of priceline.com common stock on the 15th of each month, starting on May 15, 2011, for 24 months (2 years).

On November 23, 2010, Mr. Boyd beneficially owned 422,528 shares of priceline.com common stock.

On November 23, 2010, Mr. Finnegan, Chief Financial Officer of priceline.com, entered into a stock trading plan implemented pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (the “Finnegan November 2010 Plan”).

The Finnegan November 2010 Plan provides for the sale of shares underlying the March 2008 grant of 3,137 performance share units (which amount represents the “target” amount) to Mr. Finnegan, which are scheduled to vest in March 2011.  The Finnegan November 2010 Plan provides that if and when the shares underlying the performance share units are issued to Mr. Finnegan, up to 50% of the “net” number of shares received by Mr. Finnegan (i.e., net of amounts associated with any tax withholding) will be sold, subject to certain price limits.

Under the terms of the Boyd and Finnegan November 2010 Plans, Messrs. Boyd and Finnegan will have no discretion or control over the timing or effectuation of the sales.

A table summarizing the pre-arranged trading plans adopted by each of priceline.com’s “Section 16” Officers and Directors is available on the Investor Relations section of priceline.com’s website (www.priceline.com) under the tab “Corporate Governance.”  The Company intends to update the table following the closing of its trading window each quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Peter J. Millones
	Name:	Peter J. Millones
	Title:	Executive Vice President, General Counsel

Date:  November 24, 2010